CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VARLEN CORPORATION

* * * *

Adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware



Vicki L. Casmere, being the Vice President of Varlen
Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

FIRST: The Board of Directors of the Corporation adopted a resolution at its May 27, 1998 meeting proposing the amendment to the Restated Certificate of Incorporation of the Corporation set forth below (the "Amendment") and directed that the Amendment be submitted to the holders of the issued and outstanding shares of Common Stock of the Corporation entitled to vote thereon for their consideration and approval:

The Restated Certificate of Incorporation shall be amended by deleting the first paragraph of Article FOURTH in its entirety and substituting in Lieu thereof the following:

FOUTRH: The total number of shares of all classes of stock which the Corporation is authorized to issue is forty million five hundred thousand (40,500,000), of which five hundred thousand (500,000) shares shall be Preferred Stock with a par value of one dollar ($1.00) per share and of which forty million (40,000,000) shares shall be Common
Stock with a par value of ten cents ($0.10) per share. The amount of authorized stock of the Corporation of any class or classes may be increased or decreased by a majority of the stock of the Corporation entitled to vote.

SECOND:  The Amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware by the holders of the issued and outstanding shares of the Common Stock of the Corporation entitled to vote thereon.

* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 25th say of June, 1998.

VARLEN CORPORATION,
A Delaware corporation


By: /s/ Vicki L. Casmere
Vicki L. Casmere
Vice President